RETENTION AGREEMENT

THIS RETENTION AGREEMENT is made and entered into as of January 12, 2006, by and between THOMAS GALLAHUE, an individual (hereinafter referred to as "Gallahue"), and Consumer Programs Incorporated, a Missouri corporation, on behalf of itself and its affiliated corporations (hereinafter referred to, alternatively and collectively, as "CPI").

WHEREAS, Gallahue has served as a key executive of CPI; and

WHEREAS, Gallahue has decided to retire; and

WHEREAS, CPI desires to retain Gallahue for a period of time to ensure an orderly transition of his duties to other executives; and

WHEREAS, CPI desires to award to Gallahue certain benefits in addition to any to which he may be entitled under his Employment Agreement with CPI, dated as of November 15, 2002 and amended as of September 10, 2004 (the “Employment Agreement”) and the various benefit plans of CPI (hereinafter, the "Special Retention Benefits");

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1. Retirement. Gallahue shall retire from employment with CPI as of Thursday, August 31, 2006 (the "Retirement Date").

2. Special Retention Benefits.

(a) CPI shall pay to Gallahue the gross amount of One Hundred Thousand Dollars ($100,000.00), payable in two equal installments of Fifty Thousand Dollars ($50,000.00) each on April 28, 2006 and August 31, 2006, provided that Gallahue:

(i)	continues his full-time service to CPI through April 28, 2006;

(ii)	delivers an acceptable plan for transition of his duties to other CPI employees not later than March 31, 2006; and
(iii)	provides an average of twenty (20) hours of service to CPI each week from May 1, 2006 through August 31, 2006;
(iv)	executes and delivers a release, in a form acceptable to CPI, of CPI from all claims arising from and related to the Employment Agreement and employment through the Retirement Date.

(b)          Gallahue may exercise all of his vested options to purchase common stock of CPI in accordance with the terms of the CPI Stock Option Plan through February 15, 2007, provided he meets the conditions set forth in 2(a)(i) through (iv) above.

(c)          If Gallahue fails to meet the conditions set forth in 2(a)(i) though (iv) above, CPI will be relieved of its obligations to pay any part of the Special Retention Benefits described herein and may, at its option, recover any portion previously paid to Gallahue. Further, if Gallahue fails to meet the conditions set forth in 2(a)(i) through (iv) above, his right to exercise his vested options will expire three months after his last date of employment.

3. Other Benefits. CPI shall also pay or provide to Gallahue (or in the event of his death prior to payment, to his estate or beneficiaries) the following benefits in accordance with the Employment Agreement or other CPI benefit plans and programs:

(a)	total compensation from May 1, 2006 through August 31, 2006, based on the annual rate of One Hundred Two Thousand Five Hundred Dollars ($102,500.00);
(b)	a bonus for fiscal year 2006 in the amount of Eight Thousand Seventy-one Dollars ($8,071), which is Gallahue’s guaranteed bonus amount, prorated for the first quarter of fiscal year 2006;

(c)	all of Gallahue's unused vacation as of August 31, 2006;
(d)	all of Gallahue’s vested and accrued benefits under the CPI Corp. Profit Sharing Plan and Trust (the "Profit Sharing Plan"), in accordance with the terms of the Profit Sharing Plan;
(e)	continued indemnification rights and benefits for Gallahue's service as an executive officer of CPI in accordance with CPI's by-laws.

4. Benefits and Responsibilities during Part-time Service. From May 1, 2006 through the Retirement Date, Gallahue will not (a) be required to supervise any CPI employees; (b) accrue any paid vacation; or (c) earn or receive any bonus.

5. Withholding Taxes. CPI shall have the right to withhold from all payments due Gallahue hereunder to the extent required by law or regulation, all federal, state and local income and other taxes applicable to such payments.

6. Modification and Waiver. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by both parties. The failure to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions.

7. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

8. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date written below.

Date: January 12, 2006	/s/ Thomas Gallahue
Thomas Gallahue, Individually

CONSUMER PROGRAMS INCORPORATED, a Missouri corporation, on behalf of itself and its affiliated corporations

Date: January 12, 2006	By: /s/ Paul C. Rasmussen
Paul C. Rasmussen
Its: Chief Executive Officer